FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person

     Sullivan                    William                       E.
   ____________________________________________________________________________
     (Last)                      (First)                    (Middle)

   c/o LaSalle Partners Incorporated
   200 East Randolph Drive
   ____________________________________________________________________________
                                (Street)

   Chicago                       Illinois                      60601
   ____________________________________________________________________________
     (City)                      (State)                      (Zip)

   ____________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)

   July 16, 1997
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol

   LaSalle Partners Incorporated, LAP
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (X) DIRECTOR
    ( ) 10% OWNER
    ( ) OFFICER (GIVE TITLE BELOW)
    ( ) OTHER (SPECIFY TITLE BELOW)

   ___________________________________
   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   _X_FORM FILED BY ONE REPORTING PERSON
   ___FORM FILED BY MORE THAN ONE REPORTING PERSON



   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM       |   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   [TYPE ENTRIES HERE]

   Common Stock        79,792              I       By DEL-LPL Limited
                                                   Partnership, DEL-
                                                   LPAML Limited
                                                   Partnership and DEL/
                                                   LaSalle Finance Company,
                                                   L.L.C.
   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

   None
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
   ________________________                  _________________________
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
   ________________________________        _______________________________
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


   ============================================================================

   EXPLANATION OF RESPONSES:

   The 79,792 shares of Common Stock listed in Table 1 represent the pro rata portion (based on his limited partnership interests) attributable to Mr. Sullivan of the shares to be issued to DEL-LPL Limited Partnership ("DEL-LPL"), DEL-LPAML Limited Partnership ("DEL-LPAML") and DEL/LaSalle Finance Company L.L.C., a limited liability company owned by DEL-LPL and DEL-LPAML, in connection with the organization of the Issuer. Mr. Sullivan is a limited partner in each of DEL-LPL and DEL-LPAML and may be deemed to have investment control over his pro rata portion of the shares owned by DEL-LPL and DEL-LPAML. Mr. Sullivan disclaims beneficial ownership of such shares of Common Stock.




   /s/ William E. Sullivan                            July 16, 1997
   ___________________________________               ________________________
   **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
   DISPLAYS A CURRENTLY VALID OMB NUMBER.
   ===========================================================================